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            Consent of Independent Registered Public Accounting Firm
            --------------------------------------------------------

The Board of Directors
Univest Corporation of Pennsylvania:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-02513) pertaining to the Univest 1996 Employee Stock Purchase Plan of Univest Corporation of Pennsylvania and in the related Prospectus, in the Registration Statement on Form S-8 (No. 333-24987) pertaining to the Univest Corporation of Pennsylvania 1993 Long Term Incentive Plan and in the related Prospectus, and in the Registration Statement on Form S-3 (No. 333-02509) pertaining to the Univest Dividend Reinvestment and Stock Purchase Plan of Univest Corporation of Pennsylvania and in the related Prospectus, of our reports dated February 28, 2006, with respect to the consolidated balance sheets of Univest Corporation of Pennsylvania as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 2005 and 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Univest Corporation of Pennsylvania.

/s/ KPMG LLP


Philadelphia, Pennsylvania
February 28, 2006